Release:    Immediate     July 20, 2016

CP reports Q2 2016 diluted earnings per share of $2.15; adjusted diluted EPS of $2.05
Calgary, AB - Canadian Pacific Railway Limited (TSX: CP) (NYSE: CP) today announced second-quarter reported diluted earnings per share (EPS) of $2.15, or $2.05 on an adjusted diluted EPS basis, and an operating ratio of 62 percent.
Reported diluted EPS declined 9 percent to $2.15 from $2.36 and adjusted diluted EPS decreased 16 percent to $2.05 from $2.45 due in large part to a 12 percent drop in revenues.
“Revenue challenges in the second quarter, as noted in our quarterly outlook release last month, included lower-than-anticipated bulk volumes, devastating wildfires in northern Alberta and a strengthening Canadian dollar,” said CP’s Chief Executive Officer E. Hunter Harrison. “Despite these challenges, our team of dedicated railroaders continues to perform and their hard work and focus on service, safety and controlling costs, positions CP well for the rest of the year.”
SECOND-QUARTER RESULTS
- Revenues fell 12 percent to $1.45 billion from $1.65 billion
- Operating income decreased 15 percent to $551 million from $646 million
- Operating ratio increased 110 basis points to 62 percent from 60.9 percent
- Reported net income declined 16 percent to $328 million; adjusted income fell 23 percent to $312 million.

“Our business model provides the flexibility and capacity to take advantage of changing market conditions - as volumes increase, we are well-equipped and ready to respond accordingly,” Harrison said.
The company will discuss its results with the financial community in a conference call beginning at: 11 a.m. eastern time (9 a.m. mountain time) on July 20.
Conference Call Access
Toronto participants dial in number: 1-647-427-7450
Operator assisted toll-free dial in number: 1-888-231-8191
Callers should dial in 10 minutes prior to the call.
Webcast
We encourage you to access the webcast and presentation material in the “Investors” section of CP’s website at http://www.cpr.ca/en/investors/earnings-releases
A replay of the second-quarter conference call will be available by phone through to August 17, 2016 at 416-849-0833 or toll free 1-855-859-2056, password 38007320.
Access to the webcast and audio file of the presentation will be made available at: http://www.cpr.ca/en/investors/earnings-releases

Non-GAAP Measures
For further information regarding non-GAAP measures, including reconciliations to the nearest GAAP measures, see the attached supplementary schedule Non-GAAP Measures.
Note on forward-looking information
This news release contains certain forward-looking information within the meaning of applicable securities laws relating, but not limited, to our operations, priorities and plans, anticipated financial performance, including our 2016 full-year guidance, business prospects, planned capital expenditures, programs and strategies. This forward-looking information also includes, but is not limited to, statements concerning expectations, beliefs, plans, goals, objectives, assumptions and statements about possible future events, conditions, and results of operations or performance. Forward-looking information may contain statements with words or headings such as “financial expectations”, “key assumptions”, “anticipate”, “believe”, “expect”, “plan”, “will”, “outlook”, “should” or similar words suggesting future outcomes.
Undue reliance should not be placed on forward-looking information as actual results may differ materially from the forward-looking information. Forward-looking information is not a guarantee of future performance. By its nature, CP's forward-looking information involves numerous assumptions, inherent risks and uncertainties that could cause actual results to differ materially from the forward looking information, including but not limited to the following factors: changes in business strategies; general North American and global economic, credit and business conditions; risks in agricultural production such as weather conditions and insect populations; the availability and price of energy commodities; the effects of competition and pricing pressures; industry capacity; shifts in market demand; changes in commodity prices; uncertainty surrounding timing and volumes of commodities being shipped via CP; inflation; changes in laws and regulations, including regulation of rates; changes in taxes and tax rates; potential increases in maintenance and operating costs; uncertainties of investigations, proceedings or other types of claims and litigation; labour disputes; risks and liabilities arising from derailments; transportation of dangerous goods; timing of completion of capital and maintenance projects; currency and interest rate fluctuations; effects of changes in market conditions and discount rates on the financial position of pension plans and investments; and various events that could disrupt operations, including severe weather, droughts, floods, avalanches and earthquakes as well as security threats and governmental response to them, and technological changes. The foregoing list of factors is not exhaustive. These and other factors are detailed from time to time in reports filed by CP with securities regulators in Canada and the United States. Reference should be made to "Item 1A - Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Information" in CP's annual and interim reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on forward-looking information. Forward looking information is based on current expectations, estimates and projections and it is possible that predictions, forecasts, projections, and other forms of forward-looking information will not be achieved by CP. Except as required by law, CP undertakes no obligation to update publicly or otherwise revise any forward-looking information, whether as a result of new information, future events or otherwise.
About Canadian Pacific
Canadian Pacific Railway Limited (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit www.cpr.ca to see the rail advantages of CP.

Contacts:
Media
Jeremy Berry
24/7 Media Pager: 855-242-3674
jeremy_berry@cpr.ca

Investment Community
Nadeem Velani
403-319-3591
investor@cpr.ca

ITEM 1. FINANCIAL STATEMENTS

INTERIM CONSOLIDATED STATEMENTS OF INCOME
(unaudited)

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars, except share and per share data)	2016	2015	2016	2015
Revenues
Freight	$1,406	$1,610	$2,954	$3,240
Non-freight	44	41	87	76
Total revenues	1,450	1,651	3,041	3,316
Operating expenses
Compensation and benefits	284	308	613	686
Fuel	131	185	256	380
Materials	38	45	94	97
Equipment rents	44	46	89	88
Depreciation and amortization	161	145	323	291
Purchased services and other (Note 4)	241	276	462	516
Total operating expenses	899	1,005	1,837	2,058

Operating income	551	646	1,204	1,258
Less:
Other income and charges (Note 5)	(9)	(5)	(190)	68
Net interest expense	115	84	239	169
Income before income tax expense	445	567	1,155	1,021
Income tax expense (Note 6)	117	177	287	311
Net income	$328	$390	$868	$710

Earnings per share (Note 7)
Basic earnings per share	$2.16	$2.38	$5.70	$4.32
Diluted earnings per share	$2.15	$2.36	$5.67	$4.28

Weighted-average number of shares (millions) (Note 7)
Basic	151.7	163.7	152.3	164.3
Diluted	152.6	165.0	153.2	165.7

Dividends declared per share	$0.5000	$0.3500	$0.8500	$0.7000
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(unaudited)

Year ended (in millions of Canadian dollars)	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Net income	$328	$390	$868	$710
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	3	7	40	(30)
Change in derivatives designated as cash flow hedges	(29)	36	(76)	(33)
Change in pension and post-retirement defined benefit plans	43	66	90	138
Other comprehensive income before income taxes	17	109	54	75
Income tax (expense) recovery on above items	(7)	(35)	(48)	11
Other comprehensive income (Note 3)	10	74	6	86
Comprehensive income	$338	$464	$874	$796
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED BALANCE SHEETS AS AT
(unaudited)

	June 30	December 31
(in millions of Canadian dollars)	2016	2015
Assets
Current assets
Cash and cash equivalents	$92	$650
Accounts receivable, net	577	645
Materials and supplies	195	188
Other current assets	59	54
	923	1,537
Investments	155	152
Properties	16,160	16,273
Goodwill and intangible assets	195	211
Pension asset	1,565	1,401
Other assets	70	63
Total assets	$19,068	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$1,247	$1,417
Long-term debt maturing within one year (Note 8)	198	30
	1,445	1,447
Pension and other benefit liabilities	751	758
Other long-term liabilities	286	318
Long-term debt	8,383	8,927
Deferred income taxes	3,512	3,391
Total liabilities	14,377	14,841
Shareholders’ equity
Share capital	2,000	2,058
Additional paid-in capital	49	43
Accumulated other comprehensive loss (Note 3)	(1,471)	(1,477)
Retained earnings	4,113	4,172
	4,691	4,796
Total liabilities and shareholders’ equity	$19,068	$19,637
Contingencies (Note 13)
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

Year ended (in millions of Canadian dollars)	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Operating activities
Net income	$328	$390	$868	$710
Reconciliation of net income to cash provided by operating activities:
Depreciation and amortization	161	145	323	291
Deferred income taxes (Note 6)	90	74	183	106
Pension funding in excess of expense (Note 12)	(37)	(20)	(79)	(30)
Foreign exchange (gain) loss on long-term debt (Note 5)	(18)	(10)	(199)	54
Other operating activities, net	(47)	(28)	(113)	(69)
Change in non-cash working capital balances related to operations	35	34	(253)	78
Cash provided by operating activities	512	585	730	1,140
Investing activities
Additions to properties	(330)	(355)	(608)	(618)
Proceeds from sale of properties and other assets (Note 4)	11	8	71	60
Other	(2)	(7)	(2)	13
Cash used in investing activities	(321)	(354)	(539)	(545)
Financing activities
Dividends paid	(53)	(57)	(107)	(115)
Issuance of CP Common Shares	4	11	9	27
Purchase of CP Common Shares (Note 9)	(788)	(543)	(788)	(1,072)
Issuance of long-term debt, excluding commercial paper	—	—	—	810
Repayment of long-term debt, excluding commercial paper	(7)	(9)	(18)	(67)
Net issuance (repayment) of commercial paper (Note 8)	176	369	176	(224)
Other	(1)	—	(3)	—
Cash used in financing activities	(669)	(229)	(731)	(641)

Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	(1)	(1)	(18)	5
Cash position
(Decrease) increase in cash and cash equivalents	(479)	1	(558)	(41)
Cash and cash equivalents at beginning of period	571	184	650	226
Cash and cash equivalents at end of period	$92	$185	$92	$185

Supplemental disclosures of cash flow information:
Income taxes paid	$65	$62	$257	$59
Interest paid	$92	$94	$247	$161
See Notes to Interim Consolidated Financial Statements.

INTERIM CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
(unaudited)

(in millions of Canadian dollars, except common share amounts)	Common shares (in millions)	Share capital	Additional paid-in capital	Accumulated other comprehensive loss	Retained earnings	Total shareholders’ equity
Balance at January 1, 2016	153.0	$2,058	$43	$(1,477)	$4,172	$4,796
Net income	—	—	—	—	868	868
Other comprehensive income (Note 3)	—	—	—	6	—	6
Dividends declared	—	—	—	—	(130)	(130)
Effect of stock-based compensation expense	—	—	8	—	—	8
CP Common Shares repurchased (Note 9)	(4.7)	(70)	—	—	(797)	(867)
Shares issued under stock option plan	0.1	12	(2)	—	—	10
Balance at June 30, 2016	148.4	$2,000	$49	$(1,471)	$4,113	$4,691
Balance at January 1, 2015	166.1	$2,185	$36	$(2,219)	$5,608	$5,610
Net income	—	—	—	—	710	710
Other comprehensive income (Note 3)	—	—	—	86	—	86
Dividends declared	—	—	—	—	(115)	(115)
Effect of stock-based compensation expense	—	—	10	—	—	10
CP Common Shares repurchased (Note 9)	(5.2)	(70)	—	—	(1,010)	(1,080)
Shares issued under stock option plan	0.4	36	(6)	—	—	30
Balance at June 30, 2015	161.3	$2,151	$40	$(2,133)	$5,193	$5,251
See Notes to Interim Consolidated Financial Statements.

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2016
(unaudited)

1    Basis of presentation

These unaudited interim consolidated financial statements of Canadian Pacific Railway Limited (“CP”, or “the Company”), expressed in Canadian dollars, reflect management’s estimates and assumptions that are necessary for their fair presentation in conformity with generally accepted accounting principles in the United States of America (“GAAP”). They do not include all disclosures required under GAAP for annual financial statements and should be read in conjunction with the 2015 annual consolidated financial statements and notes included in CP's 2015 Annual Report on Form 10-K. The accounting policies used are consistent with the accounting policies used in preparing the 2015 annual consolidated financial statements, except for the newly adopted accounting policy discussed in Note 2.

CP's operations can be affected by seasonal fluctuations such as changes in customer demand and weather-related issues. This seasonality could impact quarter-over-quarter comparisons.

In management’s opinion, the unaudited interim consolidated financial statements include all adjustments (consisting of normal and recurring adjustments) necessary to present fairly such information. Interim results are not necessarily indicative of the results expected for the fiscal year.
2    Accounting changes

Implemented in 2016

Amendments to the Consolidation Analysis

In February 2015, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (“ASU”) 2015-02, Amendments to the Consolidation Analysis under FASB Accounting Standards Codification ("ASC") Topic 810 Consolidation. The amendments required reporting entities to evaluate whether they should consolidate certain legal entities under the revised consolidation model. Specifically, the amendments modify the evaluation of whether limited partnerships and similar legal entities are variable interest entities (“VIEs”) or voting interest entities, eliminated the presumption that a general partner should consolidate a limited partnership and affected the consolidation analysis of reporting entities involved with VIEs, particularly those that have fee arrangements and related party relationships. This ASU was effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2015. Entities had the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company evaluated all arrangements that might give rise to a VIE and all existing VIEs; no changes to disclosure or financial statement presentation were required as a result of this evaluation.

Future changes

Leases

In February 2016, the FASB issued ASU 2016-02, Leases. The new FASB ASC Topic 842 Leases supersedes the lease recognition and measurement requirements in Topic 840 Leases. This new standard requires recognition of right-of-use assets and lease liabilities by lessees for those leases classified as finance and operating leases with a maximum term exceeding 12 months. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2018. Entities are required to use a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Revenue from Contracts with Customers

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers: Principal versus Agent Considerations under FASB ASC Topic 606. The amendments clarify the principal versus agent guidance in determining whether to recognize revenue on a gross or net basis. The amendments are effective for public entities for annual reporting periods beginning on or after December 15, 2017, including interim periods within that reporting period. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt this ASU. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.

Compensation - Stock Compensation

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation, under ASC Topic 718. The amendments clarify the guidance relating to treatment of excess tax benefits and deficiencies, acceptable forfeiture rate policies, and treatment of cash paid by an employer when directly withholding shares for tax-withholding purposes and the requirement to treat such cash flows as a financing activity. This ASU will be effective for public entities for fiscal years, and interim periods within those years, beginning on or after December 15, 2016. Early adoption is permitted. The Company is currently evaluating the impact adoption of this ASU will have on the consolidated financial statements.
3    Changes in accumulated other comprehensive loss ("AOCL") by component

	For the three months ended June 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, 2016	$125	$(136)	$(1,470)	$(1,481)
Other comprehensive income (loss) before reclassifications	(1)	(23)	(2)	(26)
Amounts reclassified from accumulated other comprehensive loss	—	2	34	36
Net current-period other comprehensive (loss) income	(1)	(21)	32	10
Closing balance, 2016	$124	$(157)	$(1,438)	$(1,471)
Opening balance, 2015	$125	$(103)	$(2,229)	$(2,207)
Other comprehensive income (loss) before reclassifications	—	26	—	26
Amounts reclassified from accumulated other comprehensive loss	—	—	48	48
Net current-period other comprehensive income	—	26	48	74
Closing balance, 2015	$125	$(77)	$(2,181)	$(2,133)

	For the six months ended June 30
(in millions of Canadian dollars, net of tax)	Foreign currency net of hedging activities	Derivatives and other	Pension and post-retirement defined benefit plans	Total
Opening balance, 2016	$129	$(102)	$(1,504)	$(1,477)
Other comprehensive income (loss) before reclassifications	(5)	(59)	(2)	(66)
Amounts reclassified from accumulated other comprehensive loss	—	4	68	72
Net current-period other comprehensive (loss) income	(5)	(55)	66	6
Closing balance, 2016	$124	$(157)	$(1,438)	$(1,471)
Opening balance, 2015	$115	$(52)	$(2,282)	$(2,219)
Other comprehensive income (loss) before reclassifications	10	(26)	5	(11)
Amounts reclassified from accumulated other comprehensive loss	—	1	96	97
Net current-period other comprehensive income (loss)	10	(25)	101	86
Closing balance, 2015	$125	$(77)	$(2,181)	$(2,133)

Amounts in Pension and post-retirement defined benefit plans reclassified from AOCL

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Amortization of prior service costs(a)	$(1)	$(2)	$(3)	$(3)
Recognition of net actuarial loss(a)	48	67	97	134
Total before income tax	47	65	94	131
Income tax recovery	(13)	(17)	(26)	(35)
Net of income tax	$34	$48	$68	$96
(a) Impacts Compensation and benefits on the Interim Consolidated Statements of Income.

4    Gain on sale of properties

Gain on sale of Arbutus Corridor

In March 2016, the Company announced the sale of CP’s Arbutus Corridor (the “Arbutus Corridor”) to the City of Vancouver for gross proceeds of $55 million. The agreement allows the Company to share in future proceeds on the eventual development and/or sale of certain parcels of the Arbutus Corridor. The Company recorded a gain on sale of $50 million before tax ($43 million after tax) from the transaction during the first quarter of 2016.

Gain on settlement of legal proceedings related to the purchase and sale of a building

In 2013, CP provided an interest free loan pursuant to a court order to a corporation owned by a court appointed trustee (“the judicial trustee”) to facilitate the acquisition of a building. The building was held in trust during the legal proceedings with regard to CP’s entitlement to an exercised purchase option of the building. As at December 31, 2014, the loan of $20 million and the purchase option with a carrying value of $8 million, were recorded as “Other assets” in the Company’s Consolidated Balance Sheets.

In the first quarter of 2015, CP reached a settlement with a third party that, following the sale of the building to an arm’s length third party, resulted in resolution of legal proceedings. CP received $59 million for the sale of the building which included repayment of the aforementioned loan to the judicial trustee and recorded a gain of $31 million ($27 million after tax).
5    Other income and charges

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Foreign exchange (gain) loss on long-term debt	$(18)	$(10)	$(199)	$54
Other foreign exchange (gains) losses	—	—	(7)	6
Other	9	5	16	8
Total other income and charges	$(9)	$(5)	$(190)	$68
6    Income taxes

	For the three months ended June 30		For the six months ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Current income tax expense	$27	$103	$104	$205
Deferred income tax expense	90	74	183	106
Income tax expense	$117	$177	$287	$311

The estimated 2016 annual effective tax rate for the three and six months ended June 30, 2016, excluding the discrete item related to the foreign exchange gain on the Company’s U.S. dollar-denominated debt, is 26.93% and 27.25%, respectively, compared to the estimate of 27.50% for the same periods in 2015.

The effective tax rate for the three and six months ended June 30, 2016, including the discrete item, is 26.40% and 24.86%, respectively, compared to 31.30% and 30.51%, respectively, for the same period in 2015.

7    Earnings per share

At June 30, 2016, the number of shares outstanding was 148.4 million (June 30, 2015 - 161.3 million).

Basic earnings per share have been calculated using net income for the period divided by the weighted-average number of shares outstanding during the period.

The number of shares used in earnings per share calculations is reconciled as follows:

	For the three months ended June 30		For the six months ended June 30
(in millions)	2016	2015	2016	2015
Weighted-average basic shares outstanding	151.7	163.7	152.3	164.3
Dilutive effect of stock options	0.9	1.3	0.9	1.4
Weighted-average diluted shares outstanding	152.6	165.0	153.2	165.7

For the three and six months ended June 30, 2016, there were 440,009 options and 443,000 options, respectively, excluded from the computation of diluted earnings per share because their effects were not dilutive (three and six months ended June 30, 2015 - 175,068 and 87,976, respectively).

8    Debt

Revolving credit facility

Effective June 28, 2016, the Company extended the maturity date by one year on its existing revolving U.S. $2.0 billion revolving credit facility, which includes a U.S. $1.0 billion five-year portion and U.S. $1.0 billion one-year plus one-year term-out portion. The maturity date on the U.S. $1.0 billion one-year plus one-year term-out portion has been extended to June 28, 2018; the maturity date on the U.S. $1.0 billion five-year portion was extended to June 28, 2021.

Commercial paper program

The Company has a commercial paper program which enables it to issue commercial paper up to a maximum aggregate principal amount of U.S. $1.0 billion in the form of unsecured promissory notes. The commercial paper is backed by the U.S. $1.0 billion one-year plus one-year term-out portion of the revolving credit facility. As at June 30, 2016, the Company had total commercial paper borrowings of U.S. $135 million ($174 million), presented in “Long-term debt maturing within one year” on the Interim Consolidated Balance Sheets (December 31, 2015 - $nil). The weighted-average interest rate on these borrowings was 0.67%.

The Company presents issuances and repayments of commercial paper in the Interim Consolidated Statements of Cash Flows on a net basis, all of which have a maturity of less than 90 days.

9    Shareholders' equity

On April 20, 2016, the Company announced a new normal course issuer bid ("bid"), commencing May 2, 2016 to May 1, 2017, to purchase up to 6.91 million of its outstanding Common Shares for cancellation.

All purchases are made in accordance with the bid at prevalent market prices plus brokerage fees, or such other prices that may be permitted by the Toronto Stock Exchange, with consideration allocated to share capital up to the average carrying amount of the shares, and any excess allocated to retained earnings. The following table provides activities under the share repurchase program:

	For the three months ended June 30		For the six months ended June 30
	2016	2015	2016	2015
Number of Common Shares repurchased(1)	5,127,800	3,058,900	5,127,800	5,233,688
Weighted-average price per share(2)	$169.13	$193.10	$169.13	$206.40
Amount of repurchase (in millions)(2)	$867	$590	$867	$1,080
(1) Includes shares repurchased but not yet canceled at quarter end.
(2) Includes brokerage fees.

10    Financial instruments

A. Fair values of financial instruments

The Company categorizes its financial assets and liabilities measured at fair value in line with the fair value hierarchy established by GAAP that prioritizes, with respect to reliability, the inputs to valuation techniques used to measure fair value. This hierarchy consists of three broad levels. Level 1 inputs consist of quoted prices (unadjusted) in active markets for identical assets and liabilities and give the highest priority to these inputs. Level 2 and 3 inputs are based on significant other observable inputs and significant unobservable inputs, respectively, and give lower priority to these inputs.

When possible, the estimated fair value is based on quoted market prices and, if not available, estimates from third party brokers. For non-exchange traded derivatives classified in Level 2, the Company uses standard valuation techniques to calculate fair value. Primary inputs to these techniques include observable market prices (interest, foreign exchange (“FX”) and commodity) and volatility, depending on the type of derivative and nature of the underlying risk. The Company uses inputs and data used by willing market participants when valuing derivatives and considers its own credit default swap spread as well as those of its counterparties in its determination of fair value.

The carrying values of financial instruments equal or approximate their fair values with the exception of long-term debt which has a fair value of approximately $10,335 million at June 30, 2016 (December 31, 2015 - $9,750 million) and a carrying value of $8,581 million at June 30, 2016 (December 31, 2015 - $8,957 million). The estimated fair value of current and long-term borrowings has been determined based on market information where available, or by discounting future payments of interest and principal at estimated interest rates expected to be available to the Company at period end. All derivatives and long-term debt are classified as Level 2.

B. Financial risk management

Derivative financial instruments

Derivative financial instruments may be used to selectively reduce volatility associated with fluctuations in interest rates, FX rates, the price of fuel and stock-based compensation expense. Where derivatives are designated as hedging instruments, the relationship between the hedging instruments and their associated hedged items is documented, as well as the risk management objective and strategy for the use of the hedging instruments. This documentation includes linking the derivatives that are designated as fair value or cash flow hedges to specific assets or liabilities on the Interim Consolidated Balance Sheets, commitments or forecasted transactions. At the time a derivative contract is entered into, and at least quarterly thereafter, an assessment is made whether the derivative item is effective in offsetting the changes in fair value or cash flows of the hedged items. The derivative qualifies for hedge accounting treatment if it is effective in substantially mitigating the risk it was designed to address.

It is not the Company’s intent to use financial derivatives or commodity instruments for trading or speculative purposes.

FX management

The Company conducts business transactions and owns assets in both Canada and the United States. As a result, the Company is exposed to fluctuations in value of financial commitments, assets, liabilities, income or cash flows due to changes in FX rates. The Company may enter into FX risk management transactions primarily to manage fluctuations in the exchange rate between Canadian and U.S. currencies. FX exposure is primarily mitigated through natural offsets created by revenues, expenditures and balance sheet positions incurred in the same currency. Where appropriate, the Company may negotiate with customers and suppliers to reduce the net exposure.

Net investment hedge

The FX gains and losses on long-term debt are mainly unrealized and can only be realized when U.S. dollar denominated long-term debt matures or is settled. The Company also has long-term FX exposure on its investment in U.S. affiliates. The majority of the Company’s U.S. dollar denominated long-term debt has been designated as a hedge of the net investment in foreign subsidiaries. This designation has the effect of mitigating volatility on net income by offsetting long-term FX gains and losses on U.S. dollar denominated long-term debt and gains and losses on its net investment. The effective portion recognized in “Other comprehensive income” for the three and six months ended June 30, 2016 was an unrealized FX gain of $24 million and $332 million, respectively (three and six months ended June 30, 2015 - unrealized FX gain of $58 million and an unrealized FX loss of $298 million, respectively). There was no ineffectiveness during the three and six months ended June 30, 2016 and June 30, 2015.

Interest rate management

The Company is exposed to interest rate risk, which is the risk that the fair value or future cash flows of a financial instrument will vary as a result of changes in market interest rates. In order to manage funding needs or capital structure goals, the Company enters into debt or capital lease agreements that are subject to either fixed market interest rates set at the time of issue or floating rates determined by on-going market conditions. Debt subject to variable interest rates exposes the Company to variability in interest expense, while debt subject to fixed interest rates exposes the Company to variability in the fair value of debt.

To manage interest rate exposure, the Company accesses diverse sources of financing and manages borrowings in line with a targeted range of capital structure, debt ratings, liquidity needs, maturity schedule, and currency and interest rate profiles. In anticipation of future debt issuances, the Company may enter into forward rate agreements, that are designated as cash flow hedges, to substantially lock in all or a portion of the effective future interest expense. The Company may also enter into swap agreements, designated as fair value hedges, to manage the mix of fixed and floating rate debt.

Forward starting swaps

As at December 31, 2015, the Company had forward starting floating-to-fixed interest rate swap agreements (“forward starting swaps”) totaling a notional U.S. $700 million to fix the benchmark rate on cash flows associated with highly probable forecasted issuances of long-term notes. The effective portion of changes in fair value on the forward starting swaps is recorded in “Accumulated other comprehensive loss”, net of tax, as cash flow hedges until the highly probable forecasted notes are issued. Subsequent to the notes issuance, amounts in “Accumulated other comprehensive loss” are reclassified to “Net interest expense”.

During the second quarter of 2016, the Company rolled the notional U.S. $700 million forward starting swaps. The Company de-designated the hedging relationship for U.S. $700 million of forward starting swaps. The Company did not cash settle these swaps. There was no ineffectiveness to record upon de-designation.

Concurrently the Company re-designated the forward starting swaps totaling U.S. $700 million to fix the benchmark rate on cash flows associated with a highly probable forecasted debt issuance of long-term notes.

As at June 30, 2016, the total fair value loss of $144 million (December 31, 2015 - fair value loss of $60 million) derived from the forward starting swaps was included in “Accounts payable and accrued liabilities”. Changes in fair value from the forward starting swaps for the three and six months ended June 30, 2016 was a loss of $32 million and $84 million, respectively (three and six months ended June 30, 2015 - a gain of $34 million and a loss of $39 million, respectively). The effective portion for the three and six months ended June 30, 2016 of a loss of $32 million and $82 million, respectively, (three and six months ended June 30, 2015 - a fair value gain of $34 million and a fair value loss of $37 million, respectively) is recorded in “Other comprehensive income”. For the three and six months ended June 30, 2016, the ineffective portion of $nil and $2 million loss, respectively (three and six months ended June 30, 2015 - $nil and $2 million loss, respectively) is recorded to “Net interest expense” on the Interim Consolidated Statements of Income.

For the three and six months ended June 30, 2016, a loss of $3 million and $5 million, respectively, related to previous forward starting swap hedges have been amortized to “Net interest expense” (three and six months ended June 30, 2015 - a loss of $1 million and $2 million, respectively). The Company expects that during the next 12 months $11 million of losses will be amortized to “Net interest expense”.

11    Stock-based compensation

At June 30, 2016, the Company had several stock-based compensation plans, including stock option plans, various cash settled liability plans and an employee stock savings plan. These plans resulted in an expense for the three and six months ended June 30, 2016 of $1 million and $15 million, respectively (three and six months ended June 30, 2015 - recovery of $5 million and an expense of $24 million, respectively).

Regular options

In the six months ended June 30, 2016, under CP’s stock option plans, the Company issued 402,331 regular options at the weighted average price of $165.55 per share, based on the closing price on the grant date.

Pursuant to the employee plan, these regular options may be exercised upon vesting, which is between 12 months and 48 months after the grant date, and will expire after 10 years.

Under the fair value method, the fair value of the regular options at the grant date was approximately $16 million. The weighted average fair value assumptions were approximately:

For the six months ended June 30, 2016
Grant price	$165.55
Expected option life (years)(1)	5.25
Risk-free interest rate(2)	1.21%
Expected stock price volatility(3)	26.58%
Expected annual dividends per share(4)	$1.40
Expected forfeiture rate(5)	2.0%
Weighted-average grant date fair value per regular options granted during the period	$38.98
(1) Represents the period of time that awards are expected to be outstanding. Historical data on exercise behaviour, or when available, specific expectations regarding future exercise behaviour, were used to estimate the expected life of the option.
(2) Based on the implied yield available on zero-coupon government issues with an equivalent remaining term at the time of the grant.
(3) Based on the historical stock price volatility of the Company’s stock over a period commensurate with the expected term of the option.
(4) Determined by the current annual dividend at the time of grant. The Company does not employ different dividend yields throughout the contractual term of the option. On April 20, 2016, the Company announced an increase in its quarterly dividend to $0.50 per share, representing $2.00 on an annual basis.
(5) The Company estimated forfeitures based on past experience. This rate is monitored on a periodic basis.

Performance share unit (“PSU”) plan

In the six months ended June 30, 2016, the Company issued 147,157 PSUs with a grant date fair value of approximately $24 million. These units attract dividend equivalents in the form of additional units based on the dividends paid on the Company’s Common Shares. PSUs vest and are settled in cash, or in CP Common Shares, approximately three years after the grant date, contingent upon CP’s performance ("performance factor"). The fair value of PSUs is measured periodically until settlement, using a latticed-based valuation model.

The performance period for PSUs issued in the six months ended June 30, 2016 is January 1, 2016 to December 31, 2018. The performance factors for these PSUs are Operating Ratio, Return on Invested Capital, Total Shareholder Return ("TSR") compared to the S&P/TSX 60 Index, and TSR compared to Class I railways.

The performance period for the PSUs issued in the fourth quarter of 2012 and in 2013 was January 1, 2013 to December 31, 2015. The performance factors for these PSUs were Operating Ratio, Free cash flow, TSR compared to the S&P/TSX 60 index, TSR compared to Class I railways. All performance factors met the 200% payout thresholds, in effect resulting in a target payout of 200% on 300,095 total outstanding awards as at December 31, 2015. A payout of $79 million on 217,179 outstanding awards occurred on December 31, 2015 and was calculated using the Company's average share price using the last 30 trading days preceding December 31, 2015. In the first quarter of 2016, final payouts occurred on the total outstanding awards, including dividends reinvested, totaling $31 million on 83,563 outstanding awards.

Deferred share unit (“DSU”) plan

In the six months ended June 30, 2016, the Company granted 25,050 DSUs with a grant date fair value of approximately $4 million. DSUs vest over various periods of up to 48 months and are only redeemable for a specified period after employment is terminated. An expense to income for DSUs is recognized over the vesting period for both the initial subscription price and the change in value between reporting periods.

12    Pension and other benefits

In the three and six months ended June 30, 2016, the Company made contributions of $14 million and $34 million, respectively(three and six months ended June 30, 2015 - $20 million and $41 million, respectively), to its defined benefit pension plans. The elements of net periodic benefit cost for defined benefit pension plans and other benefits recognized in the three and six months ended June 30, 2016 included the following components:

	For the three months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2016	2015	2016	2015
Current service cost (benefits earned by employees in the period)	$26	$32	$3	$3
Interest cost on benefit obligation	116	116	5	5
Expected return on fund assets	(211)	(212)	—	—
Recognized net actuarial loss	47	66	1	1
Amortization of prior service costs	(1)	(2)	—	—
Net periodic benefit (recovery) cost	$(23)	$—	$9	$9

	For the six months ended June 30
	Pensions		Other benefits
(in millions of Canadian dollars)	2016	2015	2016	2015
Current service cost (benefits earned by employees in the period)	$53	$64	$6	$6
Interest cost on benefit obligation	233	231	10	10
Expected return on fund assets	(423)	(413)	—	—
Recognized net actuarial loss	95	132	2	2
Amortization of prior service costs	(3)	(3)	—	—
Net periodic benefit (recovery) cost	$(45)	$11	$18	$18

13    Contingencies

In the normal course of its operations, the Company becomes involved in various legal actions, including claims relating to injuries and damage to property. The Company maintains provisions it considers to be adequate for such actions. While the final outcome with respect to actions outstanding or pending at June 30, 2016 cannot be predicted with certainty, it is the opinion of management that their resolution will not have a material adverse effect on the Company’s financial position or results of operations.

Legal proceedings related to Lac-Mégantic rail accident

On July 6, 2013, a train carrying crude oil operated by Montreal Maine and Atlantic Railway (“MMA”) and/or its subsidiary, Montreal Maine and Atlantic Canada Co. (“MMAC”, and collectively with MMA, the “MMA Group”) derailed and exploded in Lac-Mégantic, Quebec on a section of railway line owned by the MMA Group. The previous day CP had interchanged the train to the MMA Group, and after that interchange MMA Group exercised exclusive control over the train.
Following this incident, the Minister of Sustainable Development, Environment, Wildlife and Parks of Quebec issued an order directing certain named parties to recover the contaminants and to clean up and decontaminate the derailment site. CP was added as a named party on August 14, 2013 (the “Amended Cleanup Order”). CP has sought an administrative appeal of the Amended Cleanup Order to the Administrative Tribunal of Quebec. The proceedings before the Administrative tribunal have been stayed until September 2016. Directly related to this matter, the Province of Quebec filed a lawsuit against CP before the Quebec Superior Court on July 6, 2015 in which it claims $409 million for the damages sustained by the province as a result of the expenses incurred following the derailment, including costs incurred for the work carried out pursuant to the Amended Cleanup Order. The province alleges that CP had custody or control of the contaminants that were discharged in Lac-Mégantic on July 6, 2013, and that CP was otherwise negligent and therefore is solidarily (joint and severally) liable with the other third parties responsible for the accident. The province’s lawsuit has been stayed until September 12, 2016. Also directly related to the this matter, the Quebec Minister of Sustainable Development and Environment has served a Notice of Claim on July 5, 2016 claiming nearly $95 million in compensation from CP for having to carry out the cleanup measures set out in the Amended Cleanup Order, alleging that CP had refused or neglected to carry out same. These proceedings are duplicative, in whole or in part.
A class action lawsuit has also been filed in the Superior Court of Quebec on behalf of a class of persons and entities residing in, owning or leasing property in, operating a business in or physically present in Lac-Mégantic (the “Class Action”). The lawsuit seeks damages caused by the derailment including for wrongful deaths, personal injuries, and property damages. CP was added as a defendant on August 16, 2013. On May 8, 2015, the Superior Court of Quebec authorized the institution of the Class Action as against CP and as against the shipper, Western Petroleum, and the shipper’s parent, World Fuel Services (collectively, the “World Fuel Defendants”). The World Fuel Defendants have since settled. No timetable governing the conduct of this lawsuit has been ordered by the Superior Court of Quebec.
On July 4, 2016, CP was served with subrogated insurance claims brought by 8 insurers for a claimed amount of approximately $16 million. On July 11, 2016, CP was served with subrogated insurance claims brought by an additional 2 insurers for a claimed amount of approximately $3 million. These insurers have not identified in their respective lawsuit the identity of the parties to whose claims they are subrogated and thus it is difficult to determine the extent to which these claims overlap with other claims and the extent to which their claim would be satisfied after their proof of claim has been reviewed and distribution is received from the Plans of arrangements referred to below.
In the wake of the derailment and ensuing litigation, MMAC filed for bankruptcy in Canada (the “Canadian Proceeding”) and MMA filed for bankruptcy in the United States (the “U.S. Proceeding”). Plans of arrangement have been approved both in the Canadian Proceeding and the U.S. Proceeding (the “Plans”). These Plans provide for the distribution of a fund of approximately $440 million amongst those who claimed loss or damage as a result of the derailment and will release those parties which contributed to the fund from any further liability. The Plans also provide for broadly worded third-party releases and injunctions that prevent actions against settling parties. CP has not participated in the settlement and hence will not benefit from any third-party releases or injunctions. In addition, both Plans contain judgment reduction provisions. Pursuant to these provisions, in the event of a judgment against CP in a case arising from the Lac-Mégantic derailment, CP will receive a credit for the greater of (i) the settlement monies received by the plaintiff(s) for the claim, or (ii) the amount which, but for the third-party non-debtor injunctions, CP would have been entitled to obtain from third parties other than MMA and MMAC through contribution or indemnification. CP may also have rights to judgment reduction, as part of the contribution/indemnification credit, for the fault of MMA and/or MMAC. The provisions of the Plans also provide for a potential re-allocation of of the MMA Group’s liability among plaintiffs and CP, the only non-settling party.
An Adversary Proceeding filed by the MMA U.S. bankruptcy trustee against CP, Irving Oil and the World Fuel Defendants accuses CP of failing to ensure that World Fuel Defendants or Irving Oil properly classified the oil lading and of not refusing to ship the oil in DOT-111 tank cars. The trustee has since settled with the World Fuel Defendants and Irving Oil and now maintains that CP misfeasance is based upon the railroad’s failure to abide by a Canadian regulation in North Dakota that supposedly would have caused the originating railroad to refuse to carry the crude oil based upon reason to suspect inaccurate classification. In response to CP’s motion to withdraw the Adversary Proceedings from the bankruptcy reference, the trustee maintained that Canadian law rather than U.S. law controlled, and the Article III court found that if the federal regulations governed, the case was not complex enough to warrant withdrawal. In bankruptcy court CP moved to dismiss for want of personal jurisdiction, but that motion, which was heard on August 18, 2015, has been denied. Motions to dismiss on procedural grounds are pending. The trustee recently withdrew objection to the trial of the Adversary Proceedings to a jury before the Article III district court.
There are also a class action and a mass action instituted Texas and wrongful death and personal injury actions instituted in Illinois and Maine. All the various lawsuits have been removed to federal court and have since been consolidated in Maine. These actions generally charge CP with negligence in the misclassification and mis-packaging (that is the use of inappropriate DOT-111 tank cars). Motions to dismiss have been filed and heard regarding jurisdiction and venue. Decisions on CP’s motions and other parties’ cross-motions are pending.
CP has received two damage to cargo notices of claims from the shipper of the oil on the derailed train, Western Petroleum. Western Petroleum submitted U.S. and Canadian notices of claims for the same damages and, under the Carmack Amendment (49 U.S.C. Section 11706), seeks to recover for all injuries associated with, and indemnification for the derailment. Both jurisdictions permit a shipper to recover the value of damaged lading against any carrier in the delivery chain, subject to limitations in the carrier’s tariffs. CP’s tariffs significantly restrict shipper damage claim rights. Western Petroleum is part of the World Fuel Services group, and those entities settled with the trustee.
On April 12, 2016, Trustee (the “WD Trustee”) of a wrongful death trust (the “WD Trust”), as defined and established under the confirmed Plan, filed an action against CP in federal court in North Dakota seeking to establish Carmack Amendment liability under 49 U.S.C. Section 11706. The WD Trustee asserts the WD Trust was assigned Carmack claim rights by the bankruptcy estate representative. The parties that settled Lac Megantic derailment liability in connection with MMA’s confirmed Plan supposedly gave the bankruptcy estate representative the right to assign Carmack claims. The WD Trustee seeks to recover losses associated with the lost lading (approximately $6 million), as well as settlement amounts the consignor (i.e, the shipper, World Fuel Entities) and the consignee (Irving Oil) paid to the MMA bankruptcy estate to settle all Lac Megantic derailment claims, which are alleged to be $110 million and $60 million respectively. The WD Trustee maintains that Carmack liability extends beyond lading losses to cover all derailment related damages incurred by the World Fuel Services group or Irving Oil. CP disputes this interpretation of damages to lading law and maintains that CP’s tariffs, if applicable, would preclude such a result.
At this early stage of the legal proceedings, any potential liability and the quantum of potential loss cannot be determined. Nevertheless, CP denies liability for the MMA derailment and intends to vigorously defend itself in the proceedings described above and in any proceeding that may be commenced in the future.

Legal proceedings initiated by Canadian National Railway Company

On August 13, 2015, Canadian National Railway Company (“CN”) issued a statement of claim against the Company and an employee.  The statement of claim was amended on January 7, 2016 to include an additional employee and an officer of the Company. The principal allegations against the Company are that the Company obtained and benefited from certain confidential CN customer data. CN is seeking damages but has not yet provided evidence to substantiate its damages claim. The Company plans to defend this claim and the amount of loss, if any, to the Company as a result of the claim cannot be reasonably estimated.

Environmental liabilities

Environmental remediation accruals, recorded on an undiscounted basis unless a reliable, determinable estimate as to an amount and timing of costs can be established, cover site-specific remediation programs.

The accruals for environmental remediation represent CP’s best estimate of its probable future obligation and include both asserted and unasserted claims, without reduction for anticipated recoveries from third parties. Although the recorded accruals include CP’s best estimate of all probable costs, CP’s total environmental remediation costs cannot be predicted with certainty. Accruals for environmental remediation may change from time to time as new information about previously untested sites becomes known, and as environmental laws and regulations evolve and advances are made in environmental remediation technology. The accruals may also vary as the courts decide legal proceedings against outside parties responsible for contamination. These potential charges, which cannot be quantified at this time, are not expected to be material to CP’s financial position, but may materially affect income in the particular period in which a charge is recognized. Costs related to existing, but as yet unknown, or future contamination will be accrued in the period in which they become probable and reasonably estimable.

The expense included in “Purchased services and other” for the three and six months ended June 30, 2016 was $1 million and $2 million, respectively (three and six months ended June 30, 2015 - $3 million and $6 million, respectively). Provisions for environmental remediation costs are recorded in “Other long-term liabilities”, except for the current portion which is recorded in “Accounts payable and accrued liabilities”. The total amount provided at June 30, 2016 was $86 million (December 31, 2015 - $93 million). Payments are expected to be made over 10 years through 2026.

14 Condensed consolidating financial information

Canadian Pacific Railway Company, a 100%-owned subsidiary of Canadian Pacific Railway Limited (“CPRL”), is the issuer of certain debt securities, which are fully and unconditionally guaranteed by CPRL. The following tables present condensed consolidating financial information (“CCFI”) in accordance with Rule 3-10(c) of Regulation S-X.

Investments in subsidiaries are accounted for under the equity method when presenting the CCFI.

The tables include all adjustments necessary to reconcile the CCFI on a consolidated basis to CPRL’s consolidated financial statements for the periods presented.

Interim Condensed Consolidating Statements of Income
For the three months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,007	$399	$—	$1,406
Non-freight	—	33	98	(87)	44
Total revenues	—	1,040	497	(87)	1,450
Operating expenses
Compensation and benefits	—	181	102	1	284
Fuel	—	103	28	—	131
Materials	—	27	8	3	38
Equipment rents	—	53	(9)	—	44
Depreciation and amortization	—	107	54	—	161
Purchased services and other	—	193	139	(91)	241
Total operating expenses	—	664	322	(87)	899
Operating income	—	376	175	—	551
Less:
Other income and charges	(4)	(12)	7	—	(9)
Net interest expense (income)	10	111	(6)	—	115
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(6)	277	174	—	445
Less: Income tax (recovery) expense	(6)	70	53	—	117
Add: Equity in net earnings of subsidiaries	328	121	—	(449)	—
Net income	$328	$328	$121	$(449)	$328

Interim Condensed Consolidating Statements of Income
For the three months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$1,131	$479	$—	$1,610
Non-freight	—	34	90	(83)	41
Total revenues	—	1,165	569	(83)	1,651
Operating expenses
Compensation and benefits	—	198	110	—	308
Fuel	—	134	51	—	185
Materials	—	35	10	—	45
Equipment rents	—	52	(6)	—	46
Depreciation and amortization	—	102	43	—	145
Purchased services and other	—	192	167	(83)	276
Total operating expenses	—	713	375	(83)	1,005
Operating income	—	452	194	—	646
Less:
Other income and charges	(3)	(8)	6	—	(5)
Net interest expense (income)	—	98	(14)	—	84
Income before income tax expense and equity in net earnings of subsidiaries	3	362	202	—	567
Less: Income tax expense	2	93	82	—	177
Add: Equity in net earnings of subsidiaries	389	120	—	(509)	—
Net income	$390	$389	$120	$(509)	$390

Interim Condensed Consolidating Statements of Income
For the six months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$2,104	$850	$—	$2,954
Non-freight	—	66	194	(173)	87
Total revenues	—	2,170	1,044	(173)	3,041
Operating expenses
Compensation and benefits	—	382	228	3	613
Fuel	—	206	50	—	256
Materials	—	65	18	11	94
Equipment rents	—	107	(18)	—	89
Depreciation and amortization	—	214	109	—	323
Purchased services and other	—	329	320	(187)	462
Total operating expenses	—	1,303	707	(173)	1,837
Operating income	—	867	337	—	1,204
Less:
Other income and charges	(73)	(150)	33	—	(190)
Net interest expense (income)	9	242	(12)	—	239
Income before income tax expense and equity in net earnings of subsidiaries	64	775	316	—	1,155
Less: Income tax expense	3	181	103	—	287
Add: Equity in net earnings of subsidiaries	807	213	—	(1,020)	—
Net income	$868	$807	$213	$(1,020)	$868

Interim Condensed Consolidating Statements of Income
For the six months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Revenues
Freight	$—	$2,250	$990	$—	$3,240
Non-freight	—	63	179	(166)	76
Total revenues	—	2,313	1,169	(166)	3,316
Operating expenses
Compensation and benefits	—	460	226	—	686
Fuel	—	295	85	—	380
Materials	—	78	19	—	97
Equipment rents	—	88	—	—	88
Depreciation and amortization	—	204	87	—	291
Purchased services and other	—	334	348	(166)	516
Total operating expenses	—	1,459	765	(166)	2,058
Operating income	—	854	404	—	1,258
Less:
Other income and charges	15	78	(25)	—	68
Net interest expense (income)	—	194	(25)	—	169
(Loss) income before income tax expense and equity in net earnings of subsidiaries	(15)	582	454	—	1,021
Less: Income tax (recovery) expense	(2)	160	153	—	311
Add: Equity in net earnings of subsidiaries	723	301	—	(1,024)	—
Net income	$710	$723	$301	$(1,024)	$710

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$328	$328	$121	$(449)	$328
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	20	(17)	—	3
Change in derivatives designated as cash flow hedges	—	(29)	—	—	(29)
Change in pension and post-retirement defined benefit plans	—	41	2	—	43
Other comprehensive income (loss) before income taxes	—	32	(15)	—	17
Income tax expense on above items	—	(5)	(2)	—	(7)
Equity accounted investments	10	(17)	—	7	—
Other comprehensive income (loss)	10	10	(17)	7	10
Comprehensive income	$338	$338	$104	$(442)	$338

Interim Condensed Consolidating Statements of Comprehensive Income
For the three months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$390	$389	$120	$(509)	$390
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	59	(52)	—	7
Change in derivatives designated as cash flow hedges	—	36	—	—	36
Change in pension and post-retirement defined benefit plans	—	64	2	—	66
Other comprehensive income (loss) before income taxes	—	159	(50)	—	109
Income tax (expense) recovery on above items	—	(55)	20	—	(35)
Equity accounted investments	74	(30)	—	(44)	—
Other comprehensive income (loss)	74	74	(30)	(44)	74
Comprehensive income	$464	$463	$90	$(553)	$464

Interim Condensed Consolidating Statements of Comprehensive Income
For the six months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$868	$807	$213	$(1,020)	$868
Net gain (loss) in foreign currency translation adjustments, net of hedging activities	—	330	(290)	—	40
Change in derivatives designated as cash flow hedges	—	(76)	—	—	(76)
Change in pension and post-retirement defined benefit plans	—	86	4	—	90
Other comprehensive income (loss) before income taxes	—	340	(286)	—	54
Income tax expense on above items	—	(46)	(2)	—	(48)
Equity accounted investments	6	(288)	—	282	—
Other comprehensive income (loss)	6	6	(288)	282	6
Comprehensive income (loss)	$874	$813	$(75)	$(738)	$874

Interim Condensed Consolidating Statements of Comprehensive Income
For the six months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Net income	$710	$723	$301	$(1,024)	$710
Net (loss) gain in foreign currency translation adjustments, net of hedging activities	—	(298)	268	—	(30)
Change in derivatives designated as cash flow hedges	—	(33)	—	—	(33)
Change in pension and post-retirement defined benefit plans	—	134	4	—	138
Other comprehensive (loss) income before income taxes	—	(197)	272	—	75
Income tax recovery (expense) on above items	—	13	(2)	—	11
Equity accounted investments	86	270	—	(356)	—
Other comprehensive income	86	86	270	(356)	86
Comprehensive income	$796	$809	$571	$(1,380)	$796

Interim Condensed Consolidating Balance Sheets
As at June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$47	$45	$—	$92
Accounts receivable, net	—	406	171	—	577
Accounts receivable, inter-company	78	80	159	(317)	—
Short-term advances to affiliates	—	470	3,758	(4,228)	—
Materials and supplies	—	164	31	—	195
Other current assets	—	49	10	—	59
	78	1,216	4,174	(4,545)	923
Long-term advances to affiliates	501	—	88	(589)	—
Investments	—	26	129	—	155
Investments in subsidiaries	8,217	9,753	—	(17,970)	—
Properties	—	8,560	7,600	—	16,160
Goodwill and intangible assets	—	—	195	—	195
Pension asset	—	1,565	—	—	1,565
Other assets	—	50	20	—	70
Deferred income taxes	14	—	—	(14)	—
Total assets	$8,810	$21,170	$12,206	$(23,118)	$19,068
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$156	$804	$287	$—	$1,247
Accounts payable, inter-company	3	235	79	(317)	—
Short-term advances from affiliates	3,960	247	21	(4,228)	—
Long-term debt maturing within one year	—	198	—	—	198
	4,119	1,484	387	(4,545)	1,445
Pension and other benefit liabilities	—	675	76	—	751
Long-term advances from affiliates	—	589	—	(589)	—
Other long-term liabilities	—	159	127	—	286
Long-term debt	—	8,323	60	—	8,383
Deferred income taxes	—	1,723	1,803	(14)	3,512
Total liabilities	4,119	12,953	2,453	(5,148)	14,377
Shareholders’ equity
Share capital	2,000	1,037	5,808	(6,845)	2,000
Additional paid-in capital	49	1,630	418	(2,048)	49
Accumulated other comprehensive (loss) income	(1,471)	(1,471)	548	923	(1,471)
Retained earnings	4,113	7,021	2,979	(10,000)	4,113
	4,691	8,217	9,753	(17,970)	4,691
Total liabilities and shareholders’ equity	$8,810	$21,170	$12,206	$(23,118)	$19,068

Condensed Consolidating Balance Sheets
As at December 31, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Assets
Current assets
Cash and cash equivalents	$—	$502	$148	$—	$650
Accounts receivable, net	—	452	193	—	645
Accounts receivable, inter-company	59	105	265	(429)	—
Short-term advances to affiliates	—	75	3,483	(3,558)	—
Materials and supplies	—	154	34	—	188
Other current assets	—	37	17	—	54
	59	1,325	4,140	(3,987)	1,537
Long-term advances to affiliates	501	207	376	(1,084)	—
Investments	—	22	130	—	152
Investments in subsidiaries	7,518	9,832	—	(17,350)	—
Properties	—	8,481	7,792	—	16,273
Goodwill and intangible assets	—	3	208	—	211
Pension asset	—	1,401	—	—	1,401
Other assets	—	55	8	—	63
Deferred income taxes	25	—	—	(25)	—
Total assets	$8,103	$21,326	$12,654	$(22,446)	$19,637
Liabilities and shareholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$54	$1,122	$241	$—	$1,417
Accounts payable, inter-company	—	325	104	(429)	—
Short-term advances from affiliates	3,253	230	75	(3,558)	—
Long-term debt maturing within one year	—	24	6	—	30
	3,307	1,701	426	(3,987)	1,447
Pension and other benefit liabilities	—	676	82	—	758
Long-term advances from affiliates	—	877	207	(1,084)	—
Other long-term liabilities	—	186	132	—	318
Long-term debt	—	8,863	64	—	8,927
Deferred income taxes	—	1,505	1,911	(25)	3,391
Total liabilities	3,307	13,808	2,822	(5,096)	14,841
Shareholders’ equity
Share capital	2,058	1,037	5,465	(6,502)	2,058
Additional paid-in capital	43	1,568	613	(2,181)	43
Accumulated other comprehensive (loss) income	(1,477)	(1,477)	840	637	(1,477)
Retained earnings	4,172	6,390	2,914	(9,304)	4,172
	4,796	7,518	9,832	(17,350)	4,796
Total liabilities and shareholders’ equity	$8,103	$21,326	$12,654	$(22,446)	$19,637

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$75	$374	$219	$(156)	$512
Investing activities
Additions to properties	—	(206)	(124)	—	(330)
Proceeds from sale of properties and other assets	—	11	—	—	11
Advances to affiliates	—	(482)	(285)	767	—
Repayment of advances to affiliates	—	208	—	(208)	—
Capital contributions to affiliates	—	(348)	—	348	—
Other	—	—	(2)	—	(2)
Cash used in investing activities	—	(817)	(411)	907	(321)
Financing activities
Dividends paid	(53)	(53)	(103)	156	(53)
Issuance of share capital	—	—	348	(348)	—
Issuance of CP Common Shares	4	—	—	—	4
Purchase of CP Common Shares	(788)	—	—	—	(788)
Repayment of long-term debt, excluding commercial paper	—	(7)	—	—	(7)
Net issuance of commercial paper	—	176	—	—	176
Advances from affiliates	762	—	5	(767)	—
Repayment of advances from affiliates	—	—	(208)	208	—
Other financing activities	—	(1)	—	—	(1)
Cash (used in) provided by financing activities	(75)	115	42	(751)	(669)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	—	—	(1)
Cash position
Decrease in cash and cash equivalents	—	(329)	(150)	—	(479)
Cash and cash equivalents at beginning of period	—	376	195	—	571
Cash and cash equivalents at end of period	$—	$47	$45	$—	$92

Interim Condensed Consolidating Statements of Cash Flows
For the three months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$59	$525	$143	$(142)	$585
Investing activities
Additions to properties	—	(210)	(145)	—	(355)
Proceeds from sale of properties and other assets	—	8	—	—	8
Advances to affiliates	(500)	(633)	(500)	1,633	—
Capital contributions to affiliates	—	(500)	—	500	—
Other	—	(6)	(1)	—	(7)
Cash used in investing activities	(500)	(1,341)	(646)	2,133	(354)
Financing activities
Dividends paid	(57)	(57)	(85)	142	(57)
Issuance of share capital	—	—	500	(500)	—
Issuance of CP Common Shares	11	—	—	—	11
Purchase of CP Common Shares	(543)	—	—	—	(543)
Repayment of long-term debt, excluding commercial paper	—	(9)	—	—	(9)
Net issuance of commercial paper	—	369	—	—	369
Advances from affiliates	1,030	500	103	(1,633)	—
Cash provided by (used in) financing activities	441	803	518	(1,991)	(229)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	—	—	(1)
Cash position
(Decrease) increase in cash and cash equivalents	—	(14)	15	—	1
Cash and cash equivalents at beginning of period	—	153	31	—	184
Cash and cash equivalents at end of period	$—	$139	$46	$—	$185

Interim Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2016

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$98	$425	$417	$(210)	$730
Investing activities
Additions to properties	—	(338)	(270)	—	(608)
Proceeds from sale of properties and other assets	—	68	3	—	71
Advances to affiliates	—	(517)	(285)	802	—
Repayment of advances to affiliates	—	208	—	(208)	—
Capital contributions to affiliates	—	(357)	—	357	—
Repurchase of share capital from affiliates	—	6	—	(6)	—
Other	—	—	(2)	—	(2)
Cash used in investing activities	—	(930)	(554)	945	(539)
Financing activities
Dividends paid	(107)	(107)	(103)	210	(107)
Return of share capital to affiliates	—	—	(6)	6	—
Issuance of share capital	—	—	357	(357)	—
Issuance of CP Common Shares	9	—	—	—	9
Purchase of CP Common Shares	(788)	—	—	—	(788)
Repayment of long-term debt, excluding commercial paper	—	(11)	(7)	—	(18)
Net issuance of commercial paper	—	176	—	—	176
Advances from affiliates	788	—	14	(802)	—
Repayment of advances from affiliates	—	—	(208)	208	—
Other financing activities	—	(3)	—	—	(3)
Cash (used in) provided by financing activities	(98)	55	47	(735)	(731)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(5)	(13)	—	(18)
Cash position
Decrease in cash and cash equivalents	—	(455)	(103)	—	(558)
Cash and cash equivalents at beginning of period	—	502	148	—	650
Cash and cash equivalents at end of period	$—	$47	$45	$—	$92

Interim Condensed Consolidating Statements of Cash Flows
For the six months ended June 30, 2015

(in millions of Canadian dollars)	CPRL (Parent Guarantor)	CPRC (Subsidiary Issuer)	Non-Guarantor Subsidiaries	Consolidating Adjustments and Eliminations	CPRL Consolidated
Cash provided by operating activities	$115	$824	$416	$(215)	$1,140
Investing activities
Additions to properties	—	(303)	(315)	—	(618)
Proceeds from sale of properties and other assets	—	59	1	—	60
Advances to affiliates	(500)	(936)	(729)	2,165	—
Capital contributions to affiliates	—	(617)	—	617	—
Other	—	14	(1)	—	13
Cash used in investing activities	(500)	(1,783)	(1,044)	2,782	(545)
Financing activities
Dividends paid	(115)	(115)	(100)	215	(115)
Issuance of share capital	—	—	617	(617)	—
Issuance of CP Common Shares	27	—	—	—	27
Purchase of CP Common Shares	(1,072)	—	—	—	(1,072)
Issuance of long-term debt, excluding commercial paper	—	810	—	—	810
Repayment of long-term debt, excluding commercial paper	—	(24)	(43)	—	(67)
Net repayment of commercial paper	—	(224)	—	—	(224)
Advances from affiliates	1,545	500	120	(2,165)	—
Cash provided by (used in) financing activities	385	947	594	(2,567)	(641)
Effect of foreign currency fluctuations on U.S. dollar-denominated cash and cash equivalents	—	(1)	6	—	5
Cash position
Decrease in cash and cash equivalents	—	(13)	(28)	—	(41)
Cash and cash equivalents at beginning of period	—	152	74	—	226
Cash and cash equivalents at end of period	$—	$139	$46	$—	$185

Summary of Rail Data

	Second Quarter				Year-to-date
Financial (millions, except per share data)	2016	2015	Change	%	2016	2015	Change	%

Revenues
Freight	$1,406	$1,610	$(204)	(13)	$2,954	$3,240	$(286)	(9)
Non-freight	44	41	3	7	87	76	11	14
Total revenues	1,450	1,651	(201)	(12)	3,041	3,316	(275)	(8)

Operating expenses
Compensation and benefits	284	308	(24)	(8)	613	686	(73)	(11)
Fuel	131	185	(54)	(29)	256	380	(124)	(33)
Materials	38	45	(7)	(16)	94	97	(3)	(3)
Equipment rents	44	46	(2)	(4)	89	88	1	1
Depreciation and amortization	161	145	16	11	323	291	32	11
Purchased services and other	241	276	(35)	(13)	462	516	(54)	(10)
Total operating expenses	899	1,005	(106)	(11)	1,837	2,058	(221)	(11)

Operating income	551	646	(95)	(15)	1,204	1,258	(54)	(4)

Less:

Other income and charges	(9)	(5)	(4)	80	(190)	68	(258)	(379)
Net interest expense	115	84	31	37	239	169	70	41

Income before income tax expense	445	567	(122)	(22)	1,155	1,021	134	13

Income tax expense	117	177	(60)	(34)	287	311	(24)	(8)

Net income	$328	$390	$(62)	(16)	$868	$710	$158	22
Operating ratio (%)	62.0	60.9	1.1	110 bps	60.4	62.1	(1.7)	(170) bps

Basic earnings per share	$2.16	$2.38	$(0.22)	(9)	$5.70	$4.32	$1.38	32

Diluted earnings per share	$2.15	$2.36	$(0.21)	(9)	$5.67	$4.28	$1.39	32

Shares Outstanding
Weighted average number of shares outstanding (millions)	151.7	163.7	(12.0)	(7)	152.3	164.3	(12.0)	(7)
Weighted average number of diluted shares outstanding (millions)	152.6	165.0	(12.4)	(8)	153.2	165.7	(12.5)	(8)

Foreign Exchange
Average foreign exchange rate (US$/Canadian$)	0.78	0.81	(0.03)	(4)	0.75	0.81	(0.06)	(7)
Average foreign exchange rate (Canadian$/US$)	1.29	1.23	0.06	5	1.34	1.23	0.11	9

Summary of Rail Data (Page 2)

	Second Quarter				Year-to-date
	2016	2015	Change	%	2016	2015	Change	%

Commodity Data

Freight Revenues (millions)
- Canadian Grain	$201	$255	$(54)	(21)	$455	$511	$(56)	(11)
- U.S. Grain	101	106	(5)	(5)	214	243	(29)	(12)
- Coal	149	167	(18)	(11)	294	327	(33)	(10)
- Potash	79	106	(27)	(25)	161	199	(38)	(19)
- Fertilizers and sulphur	73	67	6	9	154	138	16	12
- Forest products	70	61	9	15	141	118	23	19
- Chemicals and plastics	162	171	(9)	(5)	356	349	7	2
- Crude	24	81	(57)	(70)	95	179	(84)	(47)
- Metals, minerals, and consumer products	140	160	(20)	(13)	273	319	(46)	(14)
- Automotive	93	91	2	2	184	173	11	6
- Domestic intermodal	177	192	(15)	(8)	348	386	(38)	(10)
- International intermodal	137	153	(16)	(10)	279	298	(19)	(6)

Total Freight Revenues	$1,406	$1,610	$(204)	(13)	$2,954	$3,240	$(286)	(9)

Millions of Revenue Ton-Miles (RTM)
- Canadian Grain	5,727	6,622	(895)	(14)	12,668	13,027	(359)	(3)
- U.S. Grain	2,242	2,184	58	3	4,556	5,128	(572)	(11)
- Coal	5,394	5,894	(500)	(8)	10,742	11,598	(856)	(7)
- Potash	3,497	4,514	(1,017)	(23)	6,682	8,189	(1,507)	(18)
- Fertilizers and sulphur	1,019	935	84	9	2,186	2,050	136	7
- Forest products	1,245	1,061	184	17	2,402	2,080	322	15
- Chemicals and plastics	3,348	3,423	(75)	(2)	7,010	6,993	17	—
- Crude	854	2,796	(1,942)	(69)	3,314	5,828	(2,514)	(43)
- Metals, minerals and consumer products	2,089	2,172	(83)	(4)	3,896	4,455	(559)	(13)
- Automotive	495	496	(1)	—	912	915	(3)	—
- Domestic intermodal	2,996	3,063	(67)	(2)	5,843	6,087	(244)	(4)
- International intermodal	3,185	3,121	64	2	6,215	5,994	221	4

Total RTMs	32,091	36,281	(4,190)	(12)	66,426	72,344	(5,918)	(8)

Freight Revenue per RTM (cents)
- Canadian Grain	3.51	3.86	(0.35)	(9)	3.60	3.92	(0.32)	(8)
- U.S. Grain	4.51	4.85	(0.34)	(7)	4.71	4.74	(0.03)	(1)
- Coal	2.76	2.83	(0.07)	(2)	2.73	2.82	(0.09)	(3)
- Potash	2.27	2.34	(0.07)	(3)	2.42	2.43	(0.01)	—
- Fertilizers and sulphur	7.16	7.12	0.04	1	7.04	6.73	0.31	5
- Forest products	5.59	5.73	(0.14)	(2)	5.87	5.69	0.18	3
- Chemicals and plastics	4.84	4.99	(0.15)	(3)	5.08	4.99	0.09	2
- Crude	2.83	2.92	(0.09)	(3)	2.87	3.09	(0.22)	(7)
- Metals, minerals and consumer products	6.68	7.37	(0.69)	(9)	7.00	7.15	(0.15)	(2)
- Automotive	18.79	18.37	0.42	2	20.15	18.89	1.26	7
- Domestic intermodal	5.91	6.26	(0.35)	(6)	5.95	6.35	(0.40)	(6)
- International intermodal	4.31	4.90	(0.59)	(12)	4.49	4.97	(0.48)	(10)

Total Freight Revenue per RTM	4.38	4.44	(0.06)	(1)	4.45	4.48	(0.03)	(1)

Summary of Rail Data (Page 3)

	Second Quarter				Year-to-date
	2016	2015	Change	%	2016	2015	Change	%

Carloads (thousands)
- Canadian Grain	64	72	(8)	(11)	130	133	(3)	(2)
- U.S. Grain	35	33	2	6	69	73	(4)	(5)
- Coal	75	84	(9)	(11)	147	166	(19)	(11)
- Potash	28	37	(9)	(24)	55	68	(13)	(19)
- Fertilizers and sulphur	15	15	—	—	31	32	(1)	(3)
- Forest products	17	15	2	13	34	30	4	13
- Chemicals and plastics	49	51	(2)	(4)	103	102	1	1
- Crude	7	19	(12)	(63)	24	41	(17)	(41)
- Metals, minerals and consumer products	50	54	(4)	(7)	95	109	(14)	(13)
- Automotive	35	36	(1)	(3)	68	66	2	3
- Domestic intermodal	106	106	—	—	204	209	(5)	(2)
- International intermodal	133	146	(13)	(9)	268	281	(13)	(5)

Total Carloads	614	668	(54)	(8)	1,228	1,310	(82)	(6)

Freight Revenue per Carload
- Canadian Grain	$3,153	$3,546	$(393)	(11)	$3,513	$3,852	$(339)	(9)
- U.S. Grain	2,946	3,187	(241)	(8)	3,109	3,308	(199)	(6)
- Coal	2,001	1,996	5	—	2,001	1,968	33	2
- Potash	2,800	2,854	(54)	(2)	2,928	2,933	(5)	—
- Fertilizers and sulphur	4,981	4,508	473	10	4,987	4,381	606	14
- Forest products	4,055	3,902	153	4	4,135	3,880	255	7
- Chemicals and plastics	3,266	3,354	(88)	(3)	3,443	3,427	16	—
- Crude	3,248	4,294	(1,046)	(24)	3,927	4,404	(477)	(11)
- Metals, minerals and consumer products	2,800	2,946	(146)	(5)	2,884	2,911	(27)	(1)
- Automotive	2,629	2,541	88	3	2,689	2,610	79	3
- Domestic intermodal	1,668	1,812	(144)	(8)	1,701	1,852	(151)	(8)
- International intermodal	1,034	1,047	(13)	(1)	1,042	1,058	(16)	(2)

Total Freight Revenue per Carload	$2,291	$2,409	$(118)	(5)	$2,405	$2,473	$(68)	(3)

Summary of Rail Data (Page 4)

	Second Quarter				Year-to-date
	2016	2015 (1)	Change	%	2016	2015 (1)	Change	%

Operations Performance

Gross ton-miles ("GTMs") (millions)	57,460	66,598	(9,138)	(14)	119,432	132,682	(13,250)	(10)
Train miles (thousands)	7,291	8,705	(1,414)	(16)	15,155	17,340	(2,185)	(13)
Average train weight - excluding local traffic (tons)	8,540	8,253	287	3	8,518	8,218	300	4
Average train length - excluding local traffic (feet)	7,275	6,989	286	4	7,188	6,881	307	4
Average terminal dwell (hours)	6.5	6.7	(0.2)	(3)	6.7	8.6	(1.9)	(22)
Average train speed (mph)(2)	24.1	21.7	2.4	11	23.7	20.5	3.2	16
Fuel efficiency(3)	0.979	0.993	(0.014)	(1)	0.989	1.020	(0.031)	(3)
U.S. gallons of locomotive fuel consumed (millions)(4)	55.8	65.5	(9.7)	(15)	117.3	133.4	(16.1)	(12)
Average fuel price (U.S. dollars per U.S. gallon)	1.82	2.30	(0.48)	(21)	1.64	2.31	(0.67)	(29)

Total employees (average)(5)	12,341	14,195	(1,854)	(13)	12,387	14,280	(1,893)	(13)
Total employees (end of period)(5)	11,988	14,071	(2,083)	(15)	11,988	14,071	(2,083)	(15)
Workforce (end of period)(6)	12,033	14,128	(2,095)	(15)	12,033	14,128	(2,095)	(15)

Safety

FRA personal injuries per 200,000 employee-hours	1.30	1.44	(0.14)	(10)	1.37	1.74	(0.37)	(21)
FRA train accidents per million train miles	0.50	1.35	(0.85)	(63)	0.72	1.41	(0.69)	(49)

(1)	Certain figures have been revised to conform with current presentation or have been updated to reflect new information.

(2)
Incorporates a new reporting definition where average train speed measures the line-haul movement from origin to destination including terminal dwell hours, and excluding foreign railroad and customer delays.

(3)	Fuel efficiency is defined as U.S. gallons of locomotive fuel consumed per 1,000 GTMs – freight and yard.

(4)	Includes gallons of fuel consumed from freight, yard and commuter service but excludes fuel used in capital projects and other non-freight activities.

(5)	An employee is defined as an individual currently engaged in full-time or part-time employment with CP.

(6)	Workforce is defined as total employees plus contractors and consultants.

Non-GAAP Measures - Unaudited

The Company presents non-GAAP measures and cash flow information to provide a basis for evaluating underlying earnings and liquidity trends in the Company's business that can be compared with the results of operations in prior periods. In addition, these non-GAAP measures facilitate a multi-period assessment of long-term profitability allowing management and other external users of the Company's consolidated financial information to compare profitability on a long-term basis, including assessing future profitability, with that of the Company's peers.

These non-GAAP measures have no standardized meaning and are not defined by GAAP and, therefore, may not be comparable to similar measures presented by other companies. The presentation of these non-GAAP measures is not intended to be considered in isolation from, or as a substitute for, or as superior to, the financial information presented in accordance with GAAP.

Adjusted Performance Measures
The Company uses Adjusted income and Adjusted diluted earnings per share to evaluate the Company’s operating performance and for planning and forecasting future business operations and future profitability. These non-GAAP measures provide meaningful supplemental information regarding operating results because they exclude certain significant items that are not considered indicative of future financial trends either by nature or amount. As a result, these items are excluded for management assessment of operational performance, allocation of resources and preparation of annual budgets. These significant items may include, but are not limited to, restructuring and asset impairment charges, individually significant gains and losses from sales of assets and certain items outside the control of management. These items may not be non-recurring. However, excluding these significant items from GAAP results allows for a consistent understanding of the Company's consolidated financial performance when performing a multi-period assessment including assessing the likelihood of future results. Accordingly, these non-GAAP financial measures may provide insight to investors and other external users of the Company's consolidated financial information.

Significant items that impacted reported earnings for the first six months of 2016 and 2015 include:

2016:

•	during the first six months, a non-cash gain of $199 million ($172 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt:

•	in the second quarter, an $18 million gain ($16 million after deferred tax); and

•	in the first quarter, a $181 million gain ($156 million after deferred tax).

2015:

•	in the second quarter, a deferred income tax expense of $23 million as a result of the change in the Alberta provincial corporate income tax rate; and

•	during the first six months, a net non-cash loss of $54 million ($46 million after deferred tax) due to FX translation of the Company’s U.S. dollar-denominated debt:

•	in the second quarter, a $10 million gain ($9 million after deferred tax); and

•	in the first quarter, a $64 million loss ($55 million after deferred tax).

Reconciliation of Non-GAAP measures to GAAP measures
The following tables reconcile Adjusted income and Adjusted diluted earnings per share to Net income and Diluted earnings per share, respectively.

	For the three months		For the six months
Net income	ended June 30		ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Adjusted income	$312	$404	$696	$779
Add significant items, net of tax:
Impact of FX translation on U.S. dollar-denominated debt	16	9	172	(46)
Income tax rate change	—	(23)	—	(23)
Net income as reported	$328	$390	$868	$710

	For the three months		For the six months
Diluted earnings per share	ended June 30		ended June 30
	2016	2015	2016	2015
Adjusted diluted earnings per share	$2.05	$2.45	$4.55	$4.70
Add significant items:
Impact of FX translation on U.S. dollar-denominated debt	0.10	0.05	1.12	(0.28)
Income tax rate change	—	(0.14)	—	(0.14)
Diluted earnings per share as reported	$2.15	$2.36	$5.67	$4.28

Free Cash
Free cash is calculated as Cash provided by operating activities, less Cash used in investing activities and Dividends paid, adjusted for changes in cash and cash equivalents balances resulting from FX fluctuations. Free cash is a measure that management considers to be an indicator of liquidity. Free cash is useful to investors and other external users of the consolidated financial information as it assists with the evaluation of the Company's ability to generate cash from its operations without incurring additional external financing. Positive Free cash indicates the amount of cash available for reinvestment in the business, or cash that can be returned to investors through increased dividends, stock repurchase programs, debt retirements or a combination of these. Conversely, negative Free cash indicates the amount of cash that must be raised from investors through new debt or equity issues, reduction in available cash balances or a combination of these. Free cash should be considered in addition to, rather than as a substitute for, Cash provided by operating activities.

Reconciliation of cash provided by operating activities to free cash

	For the three months		For the six months
	ended June 30		ended June 30
(in millions of Canadian dollars)	2016	2015	2016	2015
Cash provided by operating activities	$512	$585	$730	$1,140
Cash used in investing activities	(321)	(354)	(539)	(545)
Dividends paid	(53)	(57)	(107)	(115)
Effect of foreign currency fluctuations on U.S. dollar- denominated cash and cash equivalents	(1)	(1)	(18)	5
Free cash	$137	$173	$66	$485

Foreign Exchange Adjusted Variance
Foreign exchange adjusted variance allows certain financial results to be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons in the analysis of trends in business performance. Financial results at constant currency are obtained by translating the comparable period of the prior year results denominated in U.S. dollars at the foreign exchange rates of the current period. Measures at constant currency are considered non-GAAP measures and do not have any standardized meanings prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.

	For the three months ended June 30
(in millions of Canadian dollars)	Reported 2016	Reported 2015	Variance due to FX	Adjusted 2015(1)	FX Adj. %(1)
Freight revenues	$1,406	$1,610	$40	$1,650	(15)%
Non-freight revenues	44	41	—	41	7%
Total revenues	1,450	1,651	40	1,691	(14)%
Total operating expenses	899	1,005	23	1,028	13%
Operating income	$551	$646	$17	$663	(17)%
(1)These earnings measures have no standardized meaning prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.

	For the six months ended June 30
(in millions of Canadian dollars)	Reported 2016	Reported 2015	Variance due to FX	Adjusted 2015(1)	FX Adj. %(1)
Freight revenues	$2,954	$3,240	$147	$3,387	(13)%
Non-freight revenues	87	76	1	77	13%
Total revenues	3,041	3,316	148	3,464	(12)%
Total operating expenses	1,837	2,058	77	2,135	(14)%
Operating income	$1,204	$1,258	$71	$1,329	(9)%
(1)These earnings measures have no standardized meaning prescribed by GAAP and, therefore, are unlikely to be comparable to similar measures presented by other companies.